Exhibit 99.1
MARTIN MIDSTREAM PARTNERS REPORTS
2009 THIRD QUARTER FINANCIAL RESULTS
AND ANNOUNCES ASSET CONTRIBUTION AND EQUITY INVESTMENT FROM
MARTIN RESOURCE MANAGEMENT CORPORATION
     KILGORE, Texas, November 4, 2009 (GlobeNewswire via COMTEX News Network) — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today its financial results for the third quarter ended September 30, 2009.
     MMLP reported net income for the third quarter of 2009 of $4.5 million, or $0.26 per limited partner unit. This compared to net income for the third quarter of 2008 of $13.8 million, or $0.88 per limited partner unit. Revenues for the third quarter of 2009 were $151.4 million compared to $364.4 million for the third quarter of 2008. Revenues were significantly impacted by decreased commodity prices during the period compared to the same period in 2008. Third quarter 2009 net income was positively impacted by $0.5 million, or $0.04 per limited partner unit, in non-cash derivatives net gains from certain commodity and interest rate hedges that did not qualify for hedge accounting.
     MMLP reported net income for the nine months ended September 30, 2009 of $17.3 million, or $1.02 per limited partner unit. This compared to net income for the nine months ended September 30, 2008 of $26.1 million, or $1.64 per limited partner unit. Revenues for the nine months ended September 30, 2009 were $436.5 million compared to $985.6 million for the nine months ended September 30, 2008. Revenues were significantly impacted by decreased commodity prices during the period compared to the same period in 2008. For the nine months ended September 30, 2009, net income was positively impacted by $5.2 million, or $0.36 per limited partner unit, in gain on sale of property, plant and equipment. For the nine months ended September 30, 2009, net income was negatively impacted by $2.3 million, or $0.16 per limited partner unit, in non-cash derivatives net losses from certain commodity and interest rate hedges that did not qualify for hedge accounting.
     The Company’s distributable cash flow for the third quarter of 2009 was $12.4 million. The Company’s distributable cash flow for the nine months ended September 30, 2009 was $37.0 million. Distributable cash flow is a non-GAAP financial measure which is explained in greater detail below under “Use of Non-GAAP Financial Information.” The Company has also included below a table entitled “Distributable Cash Flow” in order to show the components of this non-GAAP financial measure and its reconciliation to the most comparable GAAP measurement.
     MMLP’s third quarter 2009 financial statements are included with this press release. These financial statements should be read in conjunction with the information contained in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 4, 2009.
     In addition, MMLP announced today that it has signed a definitive agreement to acquire certain specialty lubricants processing assets (“Assets”) from Cross Oil Refining & Marketing, Inc. (“Cross”), a wholly-owned subsidiary of Martin Resource Management Corporation, the owner of MMLP’s general partner (“MRMC”), for total consideration of $45.0 million (the “Dropdown”). In consideration for the Cross Assets, MMLP will issue 804,721 common units and 894,134 subordinated units to MRMC at a price of $27.96 and $25.16 per limited partner unit, respectively. The common units will be entitled to receive distributions beginning in February 2010, while the subordinated units will have no distribution rights until the second anniversary of closing of the Dropdown. At the end of such second anniversary, the subordinated units will automatically convert to common units, having the same distribution rights as existing common units. The pricing of the units is based on the average closing price of MMLP’s common units during the ten trading days ending November 3, 2009, with a 10% discount applied to the average in the case of the subordinated units. In connection with the Dropdown, Martin Midstream GP LLC, the general partner of MMLP, will make a capital contribution of $0.9 million to MMLP in order to maintain its 2% general partner interest in MMLP.
     The Cross Assets consist primarily of a 7,500 barrel per day naphthenic lubricant refinery located in Smackover, Arkansas with over 475,000 barrels of related storage capacity. Under the terms of the transaction, MRMC will continue to own all other Cross assets and working capital associated with the retained Cross business, including all crude oil, raw material, in-process and finished product inventories. In connection with the closing of the Dropdown, MRMC and MMLP have agreed to enter into a long-term, fee-for-services-based tolling agreement whereby MRMC agrees to pay MMLP for the processing of its crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts (the “Tolling Agreement”). Under the Tolling Agreement, MRMC has generally agreed to refine a minimum of 6,500 barrels per day of crude oil at the refinery at a price of $4.00 per barrel. Any additional barrels will refined at a price of $4.28 per barrel. In addition, MRMC has agreed to pay a monthly reservation fee of $1.3 million and a periodic fuel surcharge fee based on certain parameters specified in the Tolling Agreement. All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a specified annual period. In addition, every three years, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement. The Tolling Agreement will have a 12 year term, subject to certain termination rights specified therein. MRMC will continue to market and distribute all finished products under the Cross brand name. In addition, MRMC will continue to own and operate the Cross packaging business.
     Based on the current operating and anticipated performance of, and the current and anticipated general economic, industry and market conditions impacting, the Cross Assets, MMLP expects the Cross Assets to generate approximately $10 to $12 million of EBITDA in 2010 with expected maintenance capital expenditures during that period of $1.0 to $2.0 million. The closing of the Dropdown is subject to standard closing conditions, including the approval of the lenders under MRMC’s credit facility and the approval of the assignment of various regulatory licenses and permits. Closing is anticipated prior to the end of November 2009.
     In addition, MMLP also announced today that it has signed a definitive agreement under which MRMC will invest $20.0 million in cash in MMLP in exchange for 715,308 newly-issued common units (the “Investment”). In connection with the Investment, Martin Midstream GP LLC will make a capital contribution to MMLP of $0.4 million in order to maintain its 2% general partner interest in MMLP. The closing of the Investment is subject to standard closing conditions, including the approval of the lenders under MRMC’s credit facility. Closing is anticipated prior to the end of November 2009. Proceeds from the Investment will be used by MMLP to repay a portion of indebtedness under its credit facility. Both the Dropdown and the Investment were approved by the Conflicts Committee of our general partner.
     Upon the closing of the Dropdown and the Investment, MRMC will own approximately 7.6 million limited partner units in MMLP consisting of 6.7 million common units and 0.9 million subordinated units, collectively representing an approximate 43.9% limited partner interest in MMLP, in addition to its continuing 2% general partnership interest in MMLP.
     Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P. said, “We were pleased with our third quarter operating results and financial performance. The Partnership again demonstrated the benefit of the diverse nature of our operating segments and cash flow contributions. For example, we saw significant improvement in our Marine Transportation segment which more than offset the seasonal weakness we experienced in Sulfur Services due to reduced fertilizer application. In similar fashion, improved Natural Gas Services performance offset slightly weaker Terminalling & Storage results as we saw specialty product through-put, namely sulfuric acid decline during the quarter.
     Looking ahead to the remainder of 2009, we expect the overall operating environment of the Partnership to continue to improve. Specifically, we anticipate slightly improved sulfur pricing in the fourth quarter. Likewise, we anticipate that sulfuric acid volumes will increase in our specialty terminals and a continued recovery in natural gas / NGL prices could also contribute positively.
     In addition to the solid third quarter results, we are excited to announce that we have entered into a definitive Contribution Agreement with MRMC and its wholly-owned subsidiary, Cross, whereby the Partnership will receive certain specialty lubricant processing assets in exchange for $45.0 million in common and subordinated partnership units. This Dropdown positions our Terminalling and Storage segment to become our largest and most stable cash flow contributor. The Dropdown also continues our previously disclosed objective to have a more fee-based operating model.
     We are also pleased to announce that MRMC will make a direct $20.0 million equity investment into the Partnership in exchange for common units. This equity injection will positively impact the Partnership’s balance sheet in advance of our planned credit facility refinancing. This investment further reiterates the General Partner’s publicly conveyed support and long-standing commitment to the Partnership.”
Investors’ Conference Call
     An investors’ conference call to review the third quarter results will be held on Thursday, November 5, 2009 at 8:00 a.m. Central Time. The conference call can be accessed by calling 866-293-8973. An audio replay of the conference call will be available by calling 888-203-1112 from 9:00 a.m. Central Time on November 5, 2009 through 10:59 p.m. Central Time on November 20, 2009. The access code for the conference call and the audio replay is: Conference ID No. 1784459. The audio replay of the conference call will also be archived on the Company’s website at www.martinmidstream.com.

About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside of its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Use of Non-GAAP Financial Information
     MMLP reports its financial results in accordance with generally accepted accounting principles. However, from time to time, MMLP uses certain non-GAAP financial measures such as distributable cash flow because MMLP’s management believes that this measure may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of MMLP’s cash available to pay distributions. Distributable cash flow should not be considered as an alternative to cash flow from operating activities or any other measure of financial performance in accordance with generally accepted accounting principles (GAAP) in the United States. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to income from continuing operations. Furthermore, it should not be seen as a measure of liquidity or as a substitute for comparable metrics prepared in accordance with GAAP. This information may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. Accordingly, MMLP has presented herein, and will present in other information it publishes that contains this non-GAAP financial measure, a reconciliation of this measure to the most directly comparable GAAP financial measure.
     The Company has included below a table entitled “Distributable Cash Flow” in order to show the components of this non-GAAP financial measure and its reconciliation to the most comparable GAAP measure. MMLP calculates distributable cash flow as follows: net income (as reported in its Statements of Operations), plus depreciation and amortization, less gain on sale of property, plant and equipment, plus amortization of deferred debt issuance costs, less deferred taxes (all as reported in its Statements of Cash Flows), plus distribution equivalents from unconsolidated entities (as described below), plus invested cash in unconsolidated entities (as described below), less equity in earnings of unconsolidated entities (as reported in its Statements of Operations), plus non-cash mark-to-market on derivatives (as reported in its Statements of Cash Flows), less maintenance capital expenditures (as reported under the caption “Liquidity and Capital Resources” in MMLP’s Quarterly Report on Form 10-Q filed on November 4, 2009), plus unit-based compensation (as reported in its Statements of Capital).
     MMLP’s distribution equivalents from unconsolidated entities is calculated as distributions from unconsolidated entities, plus return of investments from unconsolidated entities, plus distributions in-kind from equity investments (all as reported in its Statements of Cash Flows). For the quarter ended September 30, 2009, MMLP’s distributions from unconsolidated entities, return of investments from unconsolidated entities and distributions in-kind from equity investments were $0.0 million, $0.2 million, and $1.7 million, respectively. For the nine months ended September 30, 2009, MMLP’s distributions from unconsolidated entities, return of investments from unconsolidated entities and distributions in-kind from equity investments were $0.7 million, $0.7 million, and $4.0 million, respectively.
     MMLP’s invested cash in unconsolidated entities is calculated as distributions from (contributions to) unconsolidated entities for operations (as reported in its Statements of Cash Flows), plus expansion capital expenditures in unconsolidated entities (as reported under the caption “Liquidity and Capital Resources” in MMLP’s Quarterly Report on Form 10-Q filed on November 4, 2009). For the quarter ended September 30, 2009, MMLP’s distributions from (contributions to) unconsolidated entities for operations and expansion capital expenditures in unconsolidated entities were $0.2 million and $1.0 million, respectively. For the nine months ended September 30, 2009, MMLP’s distributions from (contribution to) unconsolidated entities for operations and expansion capital expenditures in unconsolidated entities were ($0.8) million and $3.3 million, respectively.
     Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, the Company’s general partner at (903) 983-6200.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets
Cash	$5,924	$7,983
Accounts and other receivables, less allowance for doubtful accounts of $829 and $481, respectively	60,727	68,117
Product exchange receivables	8,136	6,924
Inventories	40,298	42,461
Due from affiliates	2,904	555
Fair value of derivatives	2,572	3,623
Other current assets	1,365	1,079

Total current assets	121,926	130,742

Property, plant and equipment, at cost	544,389	537,381
Accumulated depreciation	(146,906)	(125,256)

Property, plant and equipment, net	397,483	412,125

Goodwill	37,268	37,405
Investment in unconsolidated entities	80,603	79,843
Fair value of derivatives	240	1,469
Other assets, net	6,126	7,332

	$643,646	$668,916

Liabilities and Partners’ Capital

Trade and other accounts payable	$62,352	$87,382
Product exchange payables	19,086	10,924
Due to affiliates	13,178	13,420
Income taxes payable	—	414
Fair value of derivatives	8,031	6,478
Current portion of capital lease obligations	107	—
Other accrued liabilities	5,387	6,077

Total current liabilities	108,141	124,695

Long-term debt and capital leases, less current maturities	306,204	295,000
Deferred income taxes	8,608	8,538
Fair value of derivatives	931	4,302
Other long-term obligations	1,481	1,667

Total liabilities	425,365	434,202

Partners’ capital	221,346	239,649
Accumulated other comprehensive income (loss)	(3,065)	(4,935)

Total partners’ capital	218,281	234,714

Commitments and contingencies
	$643,646	$668,916

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in MMLP’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Terminalling and storage *	$9,103	$8,527	$28,684	$26,347
Marine transportation *	17,785	20,116	49,222	55,828
Product sales: *
Natural gas services	103,061	188,200	268,749	577,317
Sulfur services	15,100	133,276	61,029	289,528
Terminalling and storage	6,314	14,267	28,853	36,525

	124,475	335,743	358,631	903,370

Total revenues	151,363	364,386	436,537	985,545

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services *	96,358	178,996	248,693	562,170
Sulfur services *	7,716	121,158	34,742	253,462
Terminalling and storage	5,535	11,031	25,558	31,222

	109,609	311,185	308,993	846,854

Expenses:
Operating expenses *	22,762	26,093	70,169	76,505
Selling, general and administrative *	4,088	3,726	12,354	10,672
Depreciation and amortization	8,741	7,979	25,657	22,933

Total costs and expenses	145,200	348,983	417,173	956,964

Other operating income	125	17	5,198	143

Operating income	6,288	15,420	24,562	28,724

Other income (expense):
Equity in earnings of unconsolidated entities	2,139	3,503	5,227	11,385
Interest expense	(4,058)	(4,971)	(12,910)	(13,609)
Other, net	68	87	139	334

Total other income (expense)	(1,851)	(1,381)	(7,544)	(1,890)

Net income before taxes	4,437	14,039	17,018	26,834
Income tax benefit (expense)	80	(292)	294	(753)

Net income	$4,517	$13,747	$17,312	$26,081

General partner’s interest in net income	$800	$941	$2,475	$2,257
Limited partners’ interest in net income	$3,717	$12,806	$14,837	$23,824

Net income per limited partner unit — basic and diluted	$0.26	$0.88	$1.02	$1.64

Weighted average limited partner units — basic	14,532,826	14,532,826	14,532,826	14,532,826
Weighted average limited partner units — diluted	14,538,231	14,534,972	14,536,792	14,535,025
These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in MMLP’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009.

*	Related Party Transactions Included Above

Revenues:
Terminalling and storage	$4,363	$5,142	$13,134	$13,374
Marine transportation	4,776	6,383	14,529	18,826
Product Sales	1,340	10,769	4,384	21,782
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization) Natural gas services	17,211	28,051	38,552	77,033
Sulfur services	2,756	3,203	9,106	9,919
Expenses:
Operating expenses	8,942	9,578	26,850	28,989
Selling, general and administrative	1,637	1,329	4,822	3,969

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CAPITAL
(Unaudited)
(Dollars in thousands)

	Partners’ Capital
						Accumulated
						Other
					General	Comprehensive
	Common		Subordinated		Partner	Income
	Units	Amount	Units	Amount	Amount	Amount	Total
Balances – January 1, 2008	12,837,480	$244,520	1,701,346	$(6,022)	$4,112	$(6,762)	$235,848

Net income	—	21,532	—	2,292	2,257	—	26,081

Cash distributions	—	(27,729)	—	(3,675)	(2,448)	—	(33,852)

Unit-based compensation	—	57	—	—	—	—	57

Purchase of treasury units	—	(93)	—	—	—	—	(93)

Adjustment in fair value of derivatives	—	—	—	—	—	(1,733)	(1,733)

Balances –September 30, 2008	12,837,480	$238,287	1,701,346	$(7,405)	$3,921	$(8,495)	$226,308

Balances – January 1, 2009	13,688,152	$239,333	850,674	$(3,688)	$4,004	$(4,935)	$234,714

Net income	—	13,969	—	868	2,475	—	17,312

Cash distributions	—	(30,799)	—	(1,914)	(2,884)	—	(35,597)

Unit-based compensation	—	59	—	—	—	—	59

Purchase of treasury units	—	(77)	—	—	—	—	(77)

Adjustment in fair value of derivatives	—	—	—	—	—	1,870	1,870

Balances – September 30, 2009	13,688,152	$222,485	850,674	$(4,734)	$3,595	$(3,065)	$218,281

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in MMLP’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$17,312	$26,081

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,657	22,933
Amortization of deferred debt issuance costs	842	840
Deferred taxes	70	(222)
Gain on sale of property, plant and equipment	(5,198)	(143)
Equity in earnings of unconsolidated entities	(5,227)	(11,385)
Distributions from unconsolidated entities	650	—
Distributions in-kind from equity investments	3,990	8,392
Non-cash mark-to-market on derivatives	2,332	(1,499)
Other	59	57
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	7,359	(17,295)
Product exchange receivables	(1,212)	(21,411)
Inventories	2,163	(26,204)
Due from affiliates	1,707	(5,604)
Other current assets	(286)	(1,548)
Trade and other accounts payable	(25,362)	54,306
Product exchange payables	8,162	22,744
Due to affiliates	9,202	9,957
Income taxes payable	(414)	(204)
Other accrued liabilities	(1,097)	959
Change in other non-current assets and liabilities	(497)	(111)

Net cash provided by operating activities	40,212	60,643

Cash flows from investing activities:
Payments for property, plant and equipment	(31,684)	(72,185)
Acquisitions, net of cash acquired	—	(5,983)
Proceeds from sale of property, plant and equipment	21,713	419
Return of investments from unconsolidated entities	660	995
Distributions from (contributions to) unconsolidated entities for operations	(833)	(1,999)

Net cash used in investing activities	(10,144)	(78,753)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(84,953)	(180,391)
Proceeds from long-term debt	88,500	235,370
Purchase of treasury units	(77)	(93)
Payments of debt issuance costs	—	(18)
Cash distributions paid	(35,597)	(33,852)

Net cash provided by (used in) financing activities	(32,127)	21,016

Net increase (decrease) in cash	(2,059)	2,906
Cash at beginning of period	7,983	4,113

Cash at end of period	$5,924	$7,019

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in MMLP’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009.

MARTIN MIDSTREAM PARTNERS L.P.
DISTRIBUTABLE CASH FLOW
Unaudited Non-GAAP Financial Measure
(Dollars in thousands)

	Three Months	Nine months
	Ended	Ended
	September 30,	September 30,
	2009	2009
Net income	$4,517	$17,312

Adjustments to reconcile net income to distributable cash flow:
Depreciation and amortization	8,741	25,657
Gain on sale of property, plant and equipment	(125)	(5,198)
Amortization of deferred debt issuance costs	280	842
Deferred taxes	284	70
Distribution equivalents from unconsolidated entities[1]	1,954	5,300
Invested cash in unconsolidated entities[2]	1,189	2,502
Equity in earnings of unconsolidated entities	(2,139)	(5,227)
Non-cash mark-to-market on derivatives	(542)	2,332
Maintenance capital expenditures	(1,785)	(6,682)
Unit-based compensation	28	59

Distributable cash flow	$12,402	$36,967

[1] Distribution equivalents from unconsolidated entities:
Distributions from unconsolidated entities	$—	$650
Return of investments from unconsolidated entities	280	660
Distributions in-kind from equity investments	1,674	3,990

Distributions equivalents from unconsolidated entities	$1,954	$5,300

[2] Invested cash in unconsolidated entities:
Distributions from (contributions to) unconsolidated entities for operations	$195	$(833)
Expansion capital expenditures in unconsolidated entities	994	3,335

Invested cash in unconsolidated entities	$1,189	$2,502